Exhibit 99.1

ARIAD and Co-Plaintiffs Obtain Favorable Court Ruling in Lilly Patent Infringement Lawsuit

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 13, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that the United States District Court for the District of Massachusetts (the "Court") has ruled in favor of ARIAD Pharmaceuticals, Inc. and co-plaintiffs in a patent infringement suit filed on June 25, 2002 against Eli Lilly and Company ("Lilly") alleging infringement of their pioneering U.S. patent covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. The lawsuit alleges infringement by Lilly through sales of its osteoporosis drug, Evista(R), and septic shock drug, Xigris(R). The Court denied Lilly's combined motion to dismiss and its motion for summary judgment challenging the validity of the NF-(kappa)B method of treatment patent claims. The co-plaintiffs are Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research and The President and Fellows of Harvard College.
    "We are very pleased with the Court's ruling," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Our objective now is to proceed expeditiously to trial and to seek a damage award based on a reasonable royalty on Lilly's sales of Evista and Xigris, as we continue to pursue additional licenses of our NF-(kappa)B patent portfolio."
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             or
             Kathy Lawton, 617/621-2345